Exhibit 99.1

April 19, 2011

LFBG – Q & A

To our Shareholders:

The purpose of this shareholder letter is to provide our shareholders answers to questions submitted on our company website once or twice per month. We welcome your questions on the Contact Us page of our website; Reason for Contact “Investors Only.” Cut-off dates for questions are the 1st and 15th of each month.

1.

Will we see any new developments with LFBG before summer?

RESPONSE: Two significant events will occur before summer as follows:

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We will launch a sneak-peak marketing campaign for MyPraize 2.0.

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We will launch our church marketing download program world-wide.

2.

When will MyPraize 2.0 be unveiled?  What new things can we expect on this social website?

RESPONSE: MyPraize 2.0 is different. It will be:

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Inspiring

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Safe

•

Easy to Use

Main features of MyPraize 2.0 include:

•

Join

•

Connect

•

Grow

•

Discover

•

Shop

•

Enjoy

MyPraize 2.0 is being designed to bring together a person’s faith, community and life in one place. The MyPraize team has been hard at work developing this next generation social network scheduled for release on September 1, 2011. A sneak-peak marketing video is in production and is expected to be released within the next several weeks.

3.

It seems that you are moving the company in the right direction and have made some significant advances for the product line as well as future plans for the company. Even though LFBG is making these advances the share price is hovering in the triple zeros which has caused some negativity in shareholders.  Can you share your thoughts on the low share price and the negative outlook held by some shareholders?

RESPONSE: It is understandable that shareholders are discouraged by the downward move in our stock price. There are a variety of reasons why our stock price has declined recently.

•

Right after the New Year, the PCAOB terminated our former auditor’s license and as part of the deal, our former auditor was not obligated to complete the inspection necessary to keep our financials in compliance. As a result, investor confidence in our financials may be lower until our new 2 year audited financials are released in the coming months.

•

Since late February, the company is no longer trading on the older FINRA OTCBB system. Like many companies, we are now trading exclusively on the newer OTCQB system. Many financial websites have not updated themselves to recognize the OTCQB system. Because OTC Markets also runs the PINK SHEET markets, our stock price may reflect lower investor confidence resulting from this confusion. On numerous websites, investors previously typed “LFBG.OB” to bring up our stock. But now that “LFBG.PK” is required until such websites are updated, investors may associate our stock with pink sheet companies, which have no reporting requirements.

•

In anticipation of our newly executed financing, the company has increased its authorized shares from 5 billion to 10 billion shares. Some investors believe that our stock price has moved downward as a result of anticipated dilution.

•

Our stock price may reflect the anticipated seasonal downturn of sales for all video game companies.

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Market manipulation of our stock may be going on. It is my opinion that regulators have no way of telling when market makers are manipulating a stock and it is their own doing because of how they have setup the rules.

4.

With the price so low, are you going to do a reverse-split soon or any kind of restructuring?

RESPONSE: No way. We have learned the importance of communicating with our investors regarding potential changes and now try and avoid surprises at all costs.

5.

What is the status of the quarterly, annual and 2 year audit?  When will these be filed?

RESPONSE: Our deadline for our fiscal year end (3/31/2011) is June 30, 2011. However, we may file late depending upon the stringent requirements of our new auditor. My best estimate at this point is that we will file by June 30, 2011 or within 2 weeks thereafter.

6.

Why isn’t Cloud 9 Games represented on LFBG website?  If we now own them, shouldn’t we be selling their games on LB Games website?

RESPONSE: In some cases, Cloud 9 Games already sold off the distribution rights of its older titles. And secondly, its games are now at least 2 years old are not representative of the quality of our newer products. The two largest benefits to LFBG from Cloud 9 Games are its technology and lead developer/former President who is the creator of our Praise Champion and King Solomon’s Trivia Challenge games.

7.

Can you please explain why you recently stated first time profitability for the quarter ending December 31, 2010 when it was also declared in 2006 that LB Games reached profitability for the first time?

RESPONSE: December 31, 2010 represents the first ‘operationally’ profitable quarter the company has ever had. We also had a non-operationally profitable quarter for the period ending September 30, 2008.

8.

Years ago, the media said that Eternal Forces, your first game, had an anti-Muslim theme which caused it to be pulled from the Wal-Mart shelves and lose a military contract.

RESPONSE: Our original game was never anti-Muslim. Some people were offended that we had 6 game characters with Arabic sounding names (2 on the good side, 2 on the bad side and 2 on the neutral side). We did this to be inclusive of all peoples. However, to appease those offended, we removed all Arabic sounding names in a game update and all future versions of the game since. Our games were never pulled from Wal-Mart. And we never had, and therefore could not lose, a military contract. However, in 2007, one of our associates was requested not to include our original game in a package to soldiers as a result of the false and misleading statements by those who sought to prevent us from distributing Christian games.

9.

Because the negative media frenzy began before the game was completed, how are we investors to believe you didn’t orchestrate it to fail and profit when the stock went up to $7.44 only to tank before the game was released? There have been accusations that you have manipulated stock price for the benefit of insiders and also have repeatedly told long term investors to average down knowing this. How do you respond?

RESPONSE: People are going to believe whatever they want to believe. I would encourage the naysayers to look at my career prior to LFBG to gauge the person I am. In my experiences professionally, success cannot be faked. I was the original development team leader of the first 3D John Madden Football, and thanks to last year’s ESPN article, the world knows it finally. I am a patent inventor of technology which integrates a mouse click in video to track objects that move in them for the purpose of advertising. I am the CEO of the first Christian game publisher to show an operational profit, and we are currently the ONLY significant publisher of games in this new niche market. Our company is the parent of what was once the largest Christian social network and will soon be again after MyPraize 2.0 is released. I bet everything I own against all odds to get this far. And I will fight until LFBG becomes the company we all hope it can be. Talking about it only reminds me of how grateful I am that my success, really, is because of divine providence and grace. I work hard, am sincere, and that’s what I have to offer. I have hope that, eventually, our stock price will better reflect our accomplishments.

10.

Have you ever employed any kind of “stock promoters” or investor relations firm?  If so, what kind of experience did they offer?

RESPONSE: We have only had one experience with an investor relations firm that we’ve wanted to continue doing business with, and that is the reason we use Precision IR and no other firm.

11.

Have there been PR’s that have been removed from online viewing over the last years?

RESPONSE: Press Releases for our company are shown online through our Precision IR web service. As far as I know, they keep our press releases online for the same length of time they do for their other clients.

12.

There has been a lot of reference to a recent Shareholder letter in which you state “I believe in the Gospel of God’s love to every person on earth (including Muslims) gets forgotten in the current political climate”. Did you make this comment as an intentional derogatory statement toward the Muslim faith?

RESPONSE: I made this statement to clarify that I believe even a faith held dear by the most vicious terrorists in the world (Muslim extremists) does not isolate them from God’s love. God loves everyone unconditionally.

Respectfully and with kindest regards,

Troy A. Lyndon
Chairman & Chief Executive Officer
Left Behind Games Inc.
(LB Games®, Inspired Media Entertainment, Cloud 9 Games® & MyPraize®)

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995: This letter contains forward-looking statements which express the current beliefs and expectations of Left Behind Games' management. Such statements are subject to a number of known and unknown risks and uncertainties that could cause Left Behind Games' future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section of previous annual reports, which are on file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.